UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing party:
(4)	Date filed:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 20, 2009
April 10, 2009
Dear Shareholders:
          Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the 2009 Annual Meeting of Shareholders are available on the Internet. The proxy statement, the proxy card and the 2008 Annual Report to Shareholders are available at www.royalbankamerica.com under the “Regulatory Filings” located under the “Investor Relations” page.
          You are cordially invited to attend the annual meeting of shareholders of Royal Bancshares of Pennsylvania, Inc. The meeting will be held at the Hilton Hotel Philadelphia, located at 4200 City Avenue, Philadelphia, Pennsylvania 19131, on Wednesday, May 20, 2009, at 10:00 a.m., for the following purposes:
          1. To elect the five Class I director nominees of the Board of Directors to serve a term of three years and until their successors are elected and qualified.
          2. To ratify the appointment of Beard Miller Company LLP as Royal Bancshares’ independent registered public accounting firm for fiscal year ending December 31, 2009, as recommended by the Audit Committee.
          3. To consider and vote on an advisory (non-binding) resolution on executive compensation.
          4. To consider such other business as may properly be brought before the meeting and any adjournment or postponement thereof.
          Only shareholders of record at the close of business on April 1, 2009, are entitled to notice of and to vote at the meeting, either in person or by proxy. Your vote is important regardless of the number of shares that you own. Please submit your vote either by mail or by person at the meeting. Giving your proxy by mail does not affect your right to vote in person if you attend the meeting. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.
          For directions to the Hilton Hotel Philadelphia to attend the meeting, please contact Investor Relations by telephone at (610) 668-4700.

          If you plan to attend, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date.
          Your continued support of Royal Bancshares of Pennsylvania, Inc. is sincerely appreciated.
Very truly yours,
/s/ Robert R. Tabas
Robert R. Tabas
Chairman and Chief Executive Officer

3

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
732 Montgomery Avenue
Narberth, PA 19072
610-668-4700
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, May 20, 2009 at 10:00 a.m.

PLACE:	Hilton Hotel Philadelphia
4200 City Avenue
Philadelphia, PA 19131

ITEMS OF BUSINESS:	Our annual meeting of shareholders will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:
(1)	To elect the five (5) Class I director Nominees of the Board of Directors for a three-year term and until their successors are elected and qualified;

(2)	To ratify appointment of Beard Miller Company LLP as independent registered accounting firm for the fiscal year ending December 31, 2009;

(3)	To consider and vote on an advisory (non-binding) resolution on executive compensation; and

(4)	To transact such other business as may properly come before the meeting or at any adjournment therefore. We are not aware of any other such business.

RECORD DATE:	Our shareholders of record as of close of business on April 1, 2009, the voting record date, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting.

ANNUAL REPORT:	The Royal Bancshares 2008 Annual Report to Shareholders is enclosed.

PROXY VOTING:	Even if you plan to be present you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George McDonough
George McDonough, Secretary

PROXY STATEMENT
OF
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
GENERAL INFORMATION
          We furnish this proxy statement in connection with the solicitation of proxies by the Board of Directors of Royal Bancshares of Pennsylvania, Inc. (the “Corporation”), for the Annual Meeting of Shareholders of the Corporation to be held on May 20, 2009, and any adjournment or postponement of the meeting. The Corporation will bear the expense of soliciting proxies. In addition to mailings, directors, officers and employees of the Corporation may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons and, upon request therefore, the Corporation will reimburse them for their reasonable forwarding expenses.
REVOCATION AND VOTING OF PROXIES
          The execution and return of the enclosed proxy will not affect your right to attend the meeting and to vote in person. You may revoke your proxy by delivering written notice of revocation to George J. McDonough, Secretary of the Corporation, at the Corporation’s address at any time before the proxy is voted at the meeting. Unless revoked, the proxy holders will vote your proxy in accordance with your instructions. In the absence of instructions, proxy holders will vote all proxies FOR the election of the five (5) Class I director nominees of the Board of Directors, FOR the appointment of Beard Miller Company LLP (BMC) as independent registered public accounting firm for the fiscal year ending December 31, 2009, and FOR the vote on an advisory (non-binding) resolution on executive compensation.
          Although the Board of Directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, proxy holders will vote any proxy in accordance with the recommendations of the management of the Corporation.
VOTING SECURITIES, RECORD DATE AND QUORUM
          Shareholders of record at the close of business on April 1, 2009, are entitled to vote at the meeting and any adjournment or postponement of the meeting. On the record date, there were 11,345,127 shares of Class A common stock including of 498,488 treasury shares ($2.00 par value per share), issued and outstanding, and 2,095,681 shares of Class B common stock ($0.10 par value per share), issued and outstanding.
          Each shareholder is entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock on all matters to be acted upon at the meeting, except that in the election of directors, shareholders are entitled to vote shares cumulatively. See “ELECTION OF DIRECTORS —CUMULATIVE VOTING.”
          The presence, in person or by proxy, of the holders of a majority of the aggregating power of the Class A common stock and Class B common stock entitled to vote constitutes a quorum for the conduct of business. A majority of the votes cast at a meeting, at which a quorum is present, is required to approve any matter submitted to a vote of the shareholders, except in cases where the vote of a greater number of votes is required by law or under the Articles of Incorporation or Bylaws of the Corporation.

For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”). You may not vote your shares held by a broker in nominee or “street” name at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.
          In the case of the election of directors, assuming the presence of a quorum, the five (5) candidates receiving the highest number of votes for Class I Director shall be elected to the Board of Directors. In the case of appointment of BMC as independent registered public accounting firm assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the meeting is required for approval. Broker non-votes and abstentions will not affect the outcome of the appointment of BMC.
PRINCIPAL SHAREHOLDERS
          The following table shows as of February 28, 2009, the amount of outstanding common stock beneficially owned by each shareholder (including any “group” as the term is used in Section 3(d)(3) of the Securities Exchange Act of 1934) known by the Corporation to be the beneficial owner of more than 5% of such stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and may be converted into shares of Class A common stock at the current rate of 1.15 shares of Class A common stock for each share of Class B common stock. Beneficial ownership is determined in accordance with applicable regulations of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below and the table following “Information about Nominees, Continuing Directors and Executive Officers,” beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 28, 2009. In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares voting or investment power.
          Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person. The percent of class assumes all options exercisable within 60 days of February 28, 2009, have been exercised and, therefore, on a pro forma basis, 11,993,631 shares of Class A common stock would be outstanding, net of treasury stock.

	Class A Shares		Class B Shares
Name and Address		Percent of		Percent of
of Beneficial Owner	Beneficially Owned	Class	Beneficially Owned	Class
Daniel M. Tabas, Trust (1)	0	0.00%	1,120,779	53.46%
915 Montgomery Avenue Narberth, PA 19072

Evelyn R. Tabas (2) (3)	1,593,968	13.29%	485,011	23.14%
915 Montgomery Avenue Narberth, PA 19072

Lee Evan Tabas (4)	1,086,115	9.06%	64,805	3.09%
355 W. Lancaster Ave. Bryn Mawr, PA 19041

	Class A Shares		Class B Shares
Name and Address		Percent of		Percent of
of Beneficial Owner	Beneficially Owned	Class	Beneficially Owned	Class
Dimensional Fund Advisors	581,738	5.12%	0	0.00%
6300 Bee Cave Road Austin, Texas 78746

Richard Tabas (5)	0	0.00%	124,995	5.96%
1443 Lanes End Villanova, PA 19085

(1)	The trustees for the Daniel M. Tabas Trust are, Robert R. Tabas, Linda Tabas Stempel and Nicholas Randazzo, who as a group have voting rights and dispositive control of these shares.

(2)	The shares beneficially owned by Evelyn R. Tabas consist of: (a) 118,089 shares of Class A common stock owned and voted solely by Evelyn R. Tabas and 9,958 options currently exercisable to purchase shares of Class A common stock, (b) 284,564 Class A and 84,857 Class B shares in the Lee Tabas Trust, (c) 265,277 Class A and 82,647 Class B shares in the Susan Tepper Tabas Trust, (d) 249,650 Class A and 82,919 Class B shares in the Linda Stempel Tabas Trust, (e) 239,947 Class A and 76,336 Class B shares in the Joanne Tabas Wurzak Trust,,(f) 219,074 Class A and 82,041 Class B shares in the Carol Tabas Stofman Trust, and (g) 207,409 Class A and 76,180 Class B shares in the Robert R. Tabas Trust. Evelyn R. Tabas shares voting and dispositive control over the shares held in these trusts with James McSwiggan and Nicholas Randazzo.

(3)	Evelyn R. Tabas has sole power to vote and dispose of 100,222 shares of Class A common stock and 31 shares Class B common stock from numerous trusts for the Tabas grandchildren.

(4)	Based on a Schedule 13D filing on November 26,2008, the shares beneficially owned by Lee Evan Tabas consist of: (a) 604,995 Class A shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for the Family of Lee E. Tabas from Evelyn R. Tabas of which he has sole voting power and dispositive power subject to the terms of the trust agreement; (b) 5,177 Class A and 58,887 Class B shares held by his wife, Nancy Freeman Tabas in her name over which she holds voting and dispositive power; (c) 283,461 Class A shares held by Lee Evan Tabas and Nancy Freeman Tabas as joint tenants in common; and (d) 192,482 Class A and 5,918 Class B shares owned collectively by the Samuel Bradford Tabas Trust, the Elizabeth Rebecca Tabas Trust, the Theodore Herschel Tabas Trust and the Melissa Tamara Tabas Trust. Samuel, Elizabeth, Theodore, and Melissa are the adult children of Lee and Nancy Tabas. Lee and Nancy Tabas share voting and dispositive power over the shares they hold jointly and for the shares held in the trusts in the names of their adult children. Lee Tabas disclaims beneficial interest in, and therefore the table does not include, 284,564 Class A and 84,857 Class B shares held in the Lee Evan Tabas Trust since he does not have voting or dispositive power over the shares.

(5)	Based on information from our transfer agent, beneficial shares include 2,389 shares of Class B stock held in the name Richard Tabas Custodian for Charles Richard Tabas.
ITEM 1
ELECTION OF DIRECTORS
          The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than 5 nor more than 25 persons and that the directors are classified with respect to the time they hold office by dividing them into 3 classes, as nearly equal in number as possible. The Bylaws further provide that the directors of each class are elected for a 3-year term, so that the term of office of one class of directors expires at the annual meeting each year. The Bylaws also provide that the aggregate number of directors and the number of directors in each class of directors is determined by the Board of Directors. Any vacancy occurring on the Board of Directors is filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which he or she was appointed. As required by our Bylaws, a director of the Corporation shall no longer be eligible to serve as a director of the Corporation and shall therefore resign effective as of the last day of the calendar year in which the director attains age seventy-five (75); provided, however, that any director of the Corporation on December 17, 2008 who will attain age seventy-five (75) as of December 31, 2008 shall be eligible to continue to serve in such capacity and shall not be required to resign until December 31, 2009.
          There are presently 15 members of the Board of Directors. The Corporation’s Board of Directors, in accordance with Article 10 of the Corporation’s Bylaws, has fixed the number of directors in Class I at 5, the number of directors in Class II at 5 and the number of directors in Class III at 5. The Board of Directors has affirmatively determined that Edward F. Bradley, Carl M. Cousins, Samuel Goldstein, Anthony J. Micale, Albert Ominsky, Gregory T. Reardon, Robert A. Richards, Jr., and

Edward B. Tepper are independent within the meaning of the NASDAQ listing standards. In addition, all members of the Board serving on the Audit and Compensation Committees are independent within the meaning of the NASDAQ listing standards applicable to each committee. The Board determined that the following directors are not independent within the meaning of the NASDAQ listing standards: Joseph P. Campbell, former President and Chief Executive Officer of the Corporation, James J. McSwiggan, President and Chief Executive Officer of the Corporation, Linda Tabas Stempel, Director of Investor Relations for the Corporation, Murray Stempel, III, Vice Chairman of Royal Bank America, Evelyn R. Tabas, Robert R. Tabas, Chairman of the Board and Chief Executive Officer of the Corporation, and Howard Wurzak, President and Chief Executive Officer of Wurzak Management Corporation. For more information regarding the familial relationships and the transactions considered, see “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS” and “INTERESTS OF MANAGEMENT AND CERTAIN OTHERS IN CERTAIN TRANSACTIONS”.
          The Board has determined that a lending relationship resulting from a loan made by either of the Corporation’s wholly-owned banking subsidiaries, Royal Bank America and Royal Asian Bank, to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with either of the Corporation’s wholly-owned banking subsidiaries a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. Additional categories or types of transactions or relationships considered by the Board regarding director independence include, but are not limited to: family relationships, existing significant consulting relationships, an existing commercial relationship between the director’s organization and the Corporation, or new business relationships that develop through Board membership.
          The independent directors meet regularly in executive session without management present.
          The Board of Directors has nominated the following 5 persons for election to the Board of Directors as Class I Directors for a term of 3 years:
Edward F. Bradley      Joseph P. Campbell      James J. McSwiggan
Linda Tabas Stempel            Howard Wurzak
CUMULATIVE VOTING
          In the election of directors, every shareholder entitled to vote has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the number of directors in the class to be elected at the annual meeting. Every shareholder may cast his or her whole number of votes for one candidate or may distribute them among any 2 or more candidates in the class. The 5 candidates receiving the highest number of votes for Class I Director at the meeting will be elected. There are no conditions precedent to the exercise of cumulative voting rights. Robert R. Tabas and George J. McDonough, the persons named as the Board’s proxy holders, have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable, unless a shareholder indicates on his or her Proxy how votes are to be cumulated for voting purposes.
INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND EXECUTIVE OFFICERS
          Information concerning the directors of the Corporation, including the 5 persons nominated for election to the Board of Directors as Class I Directors at the meeting, the 10 continuing directors and the executive officers of the Corporation and all directors and officers as a group, is set forth below, including the number of shares of common stock of the Corporation beneficially owned, as of February 28, 2009, by each of them. The table includes options exercisable within 60 days of February 28, 2009, stock options unexercised but currently exercisable, and stock beneficially owned. Unless otherwise indicated in a footnote, shares, reported in this table are owned directly by the reporting person, such person holds sole voting and investment power with respect to such shares. The percent of class assumes all options exercisable within 60 days of February 28, 2009, have been exercised and, therefore, on a pro forma basis, 11,993,631 shares of Class A common Stock would be outstanding. The information is furnished as of February 28, 2009, on which 2,095,681 Class B shares were issued and outstanding.

			Class A Shares		Class B Shares
		Director	Beneficially	Percent of	Beneficially	Percent of
Name	Age	Since	Owned	Class	Owned	Class
Class I Director Nominees

Edward F. Bradley (1)	65	2008	20,000	0.17%	0	0.00%
Joseph P. Campbell	62	1982	265,338	2.22%	0	0.00%
James J. McSwiggan (2)	53	1992	88,304	0.74%	0	0.00%
Linda Tabas Stempel (3) (4) (5) (6)	57	2003	662,991	5.53%	0	0.00%
Howard Wurzak (4)	54	1992	713,554	5.92%	0	0.00%

Class II Directors

Anthony J. Micale	71	1997	25,131	0.21	0	0.00%
Albert Ominsky	75	1982	44,901	0.38%	44,898	2.14%
Gregory T. Reardon	55	1997	15,779	0.12%	0	0.00%
Robert A. Richards, Jr. (7)	67	2008	2,350	0.02%	0	0.00%
Robert R. Tabas (3) (4) (8)	53	1988	725,007	6.04%	6,503	0.31%

Class III Directors

Carl M. Cousins	76	1993	11,364	0.09%	0	0.00%
Samuel Goldstein	48	2007	7,759	0.07%	0	0.00%
Murray Stempel, III (4) (6)	54	1998	659,575	5.50%	0	0.00%
Evelyn R. Tabas (4) (9)	84	2002	1,593,968	13.29%	485,011	23.14%
Edward B. Tepper	69	1986	39,671	0.33%	13	0.00%

Non-Director Executive Officer

Robert A. Kuehl (10)	60	2008	7,759	0.07%	0	0.00%

All directors and executive officer as a group (16 persons) and Daniel M. Tabas Trust			4,273,697	35.64%	1,657,191	79.08%

(1)	Mr. Bradley was appointed to the board of directors on December 17, 2008.

(2)	James McSwiggan shares with Evelyn R. Tabas and Nicholas Randazzo voting and dispositive control over 1,465,921 shares of Class A common stock and 484,980 shares of Class B common stock held in various Tabas family trusts. These shares are not included in the ownership reported in this table for Mr. McSwiggan. (See footnote (2) on page 3).

(3)	Linda Tabas Stempel, Robert R. Tabas and Nicholas Randazzo share voting and dispositive control over 1,120,779 shares of Class B common stock held in the Daniel M. Tabas Trust. These shares are not included in the share ownership reported in this table for Ms. Stempel or for Mr. Tabas (See footnote (1) on page 3).

(4)	Evelyn R. Tabas, Robert R. Tabas, Murray Stempel, Linda Tabas Stempel, Howard Wurzak and members of their immediate families and their affiliates, in the aggregate, own 3,805,318 shares of Class A common stock (31.73% of Class A) and 1,612,293 shares of Class B common stock (76.93% of Class B) or 39.29% of Class A assuming full conversion of Class B common stock at a current conversion of 1.15 shares of Class A common stock for each share of Class B common stock.

(5)	Ms. Stempel disclaims beneficial interest in, and therefore the amount in the table above does not include, 249,650 Class A and 82,919 Class B shares held in the Linda Tabas Stempel Trust since she does not have voting or dispositive power over the shares.

(6)	Linda Tabas Stempel and Murray Stempel, III are married.

(7)	Mr. Richards was appointed to the board of directors on May 21, 2008.

(8)	Mr. Tabas disclaims beneficial interest in, and therefore the amount in the table above does not include, 207,409 Class A shares and 76,180 Class B shares held in the Robert Tabas Trust since he does not have voting or dispositive power over the shares.

(9)	See footnotes (2)(4) on page 3.

(10)	Mr. Kuehl became Chief Financial Officer on June 16, 2008.
          The information in the preceding table was furnished by the beneficial owners or their representatives and includes direct and indirect ownership.
          For purposes of determining beneficial ownership of Class A common stock, we have assumed full conversion of Class B common stock to Class A common stock at the current conversion factor of 1.15 shares of Class A common stock for each share of Class B common stock.
CLASS I DIRECTOR NOMINEES
          Edward F. Bradley CPA, is a Director of the Corporation, and is currently a professor at Philadelphia University. He was previously at Grant Thornton, a public accounting firm in Philadelphia, Pennsylvania. He was recommended as a director for the Corporation by the Corporation’s internal audit firm.
          Joseph P. Campbell is the former President and Chief Executive Officer of the Corporation and a Director of the Corporation.
          James J. McSwiggan is the President and Chief Operating Officer of the Corporation and a Director of the Corporation.
          Linda Tabas Stempel is a Director of the Corporation, and is Director of Investor Relations for the Corporation. She is the daughter of Evelyn R. Tabas, the wife of Murray Stempel, III, the sister of Robert R. Tabas and the sister-in-law of Howard Wurzak.
          Howard Wurzak is a Director of the Corporation, and is President and CEO of the Hilton Hotel Philadelphia, Regency Palace and Ramada Plaza Hotel and Wurzak Management Corporation. He is the son-in-law of Evelyn R. Tabas, and the brother-in-law of Robert R. Tabas, Murray Stempel, III and Linda Tabas Stempel.

CLASS II DIRECTORS- TERMS EXPIRING IN 2010
          Anthony J. Micale is a Director of the Corporation, is President of Micale Management Corporation and owns and operates ten McDonald’s restaurants.
          Albert Ominsky is a Director of the Corporation, is an attorney and President of the law firm of Ominsky & Ominsky, P.C. in Philadelphia, Pennsylvania.
          Gregory T. Reardon is a Director of the Corporation, is a certified valuation analyst, holds certificates to practice public accounting both in Pennsylvania and Delaware and is President of The Reardon Group, Inc. The Reardon Group, located in Glen Mills, Pennsylvania, comprises Weiss + Reardon & Company, P.C. (a regional public accounting firm); Reardon Consulting, Inc. (a management consulting firm); and Valuation Advisors, Inc. (a business valuation firm). The Reardon Group specializes in healthcare and other highly regulated industries.
          Robert A. Richards, Jr. is a Director of the Corporation, is presently retired and was formerly President of Whitesell Construction Company from 1989 until 2006, located in Delran, New Jersey.
          Robert R. Tabas is the Chairman of the Board, Chief Executive Officer and a Director of the Corporation; and is the Chairman and Chief Executive Officer of Royal Bank America. He is the son of Evelyn R. Tabas, the brother of Linda Tabas Stempel and the brother-in-law of Howard Wurzak and Murray Stempel, III.
CLASS III DIRECTORS- TERMS EXPIRING IN 2011
          Carl M. Cousins is a Director of the Corporation, and is a retired veterinarian.
          Samuel Goldstein is a Director of the Corporation, and is the Chief Financial Officer for the Galman Group a property management firm located in Philadelphia, Pennsylvania.
          Murray Stempel, III is Vice Chairman of Royal Bank America and a Director of the Corporation. Mr. Stempel is the son-in-law of Evelyn R. Tabas, the husband of Linda Tabas Stempel and the brother-in-law of Robert R. Tabas and Howard Wurzak.
          Evelyn R. Tabas is a Director of the Corporation and is involved in a variety of community and charitable causes and endeavors including Trustee, Daniel M. Tabas Family Foundation; Trustee, Bank Street College; Director, United Cerebral Palsy, Philadelphia; Founding Member, American Family Institute; and Advisory Board, Drexel University Department of Education. She is the mother of Robert R. Tabas and Linda Tabas Stempel and the mother-in-law of Howard Wurzak and Murray Stempel, III.
          Edward B. Tepper is a Director of the Corporation and the President of Tepper Properties, a real estate investment company in Villanova, Pennsylvania.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
          The committees of the Board of Directors include the Audit Committee, the Compensation Committee, and the Nominating Committee.
          The Audit Committee met 13 times in 2008. The Audit Committee arranges examinations by the Corporation’s independent registered public accounting firm, reviews and evaluates the recommendations of the examinations, receives all reports of examination of the Corporation and the Banks by regulatory agencies, analyzes such reports and reports the results of its analysis of the regulatory reports to the Corporation’s Board. The committee receives reports directly from the Corporation’s internal auditors on a quarterly basis, and recommends any action to be taken. The committee is also responsible for, among other things, assisting the Board of Directors in monitoring (i) the integrity of the financial statements of the Corporation, (ii) the independent auditor’s qualification and independence, (iii) the performance of the Corporation’s internal audit function and independent auditors, and (iv) the compliance by the Corporation with legal and regulatory matters. The members of the Audit Committee were Edward F. Bradley, Chairperson, Samuel Goldstein, Edward B. Tepper, and Anthony J. Micale. The Board of Directors has determined that Edward Bradley is an “Audit Committee Financial Expert” and “Independent” under applicable SEC and NASDAQ Rules. The Audit Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.
          The Compensation Committee met 7 times in 2008. The members of this committee were Gregory T. Reardon, Chairperson, Edward B. Tepper, and Carl M. Cousins. The Compensation Committee reviews and determines compensation for all officers and employees of the Corporation. The committee also has the authority to manage, administer, amend and interpret the Corporation’s 2007 Long Term Incentive Plan and to determine, among other things:
•	The employees to whom awards shall be made under the plan;

•	The type of the awards to be made and the amount, size and terms of the awards; and

•	When awards shall be granted.
          The Compensation Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.
          The Nominating and Governance Committee met 6 times in 2008. The members of this committee were Robert R. Tabas, Chairperson, Robert A. Richards Jr., Gregory T. Reardon, Murray Stempel III and Edward B. Tepper. The Committee was formed in 2003 and held its first meeting in 2003. The principal duties of the Nominating and Governance Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation of the Board of each committee. The Nominating and Governance Committee has no formal process for considering director candidates recommended by shareholders, but its policy is to give due consideration to any and all such candidates. If a shareholder wishes to recommend a director candidate, the shareholder should mail the name, background and contact information for the candidate to the Nominating and Governance Committee at the Corporation’s offices at 732 Montgomery Avenue, Narberth, PA, 19072. The Nominating and Governance Committee is responsible for identifying and evaluating all nominees for director, including any recommended by shareholders, and minimum requirements for nomination. The Nominating and Governance Committee has adopted a written Charter that can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.
          The Board of Directors of the Corporation held 15 meetings during 2008. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the various committees on which he or she served. The Corporation has no policy regarding attendance by directors at the Annual Meeting of Shareholders, but all directors attended the 2008 Annual Meeting of Shareholders.
COMPENSATION DISCUSSION AND ANALYSIS
I. General
Rules and Responsibilities
          The primary purpose of the Corporation’s Compensation Committee is to conduct reviews of the Corporation’s general executive compensation policies and strategies and oversee and evaluate the Corporation’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
a)	evaluation and approval of goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

b)	determination and approval of the compensation level for the chief executive officer;

c)	evaluation and approval of compensation levels of other key executive officers;

d)	evaluation and recommendation to the board for approval of compensation levels and compensation policies of directors;

e)	evaluation and approval of all grants of equity-based compensation for executive officers; and

f)	review of performance-based and equity-based incentive plans for the chief executive officer and other executive officers and reviewing other benefit programs presented to the Committee by the chief executive officer.
          The role of management is to provide reviews and recommendations for the Committee’s consideration, and to manage the Corporation’s executive compensation programs, policies and governance (as it relates to compensation). Direct responsibilities include, but are not limited to:
a)	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Corporation’s objectives;

b)	recommending changes, if necessary, to ensure achievement of all program objectives, and

c)	recommending pay levels, payout and/or awards for key executive officers, other than the chief executive officer.
          During 2008, the Committee retained the services of Mosteller and Associates as compensation consultants to assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The role of Mosteller and Associates is to provide independent, third-party advice and expertise in executive compensation issues.
Discussion of the Compensation, Discussion and Analysis Disclosure with Management
          The Committee Chair has discussed the Compensation, Discussion and Analysis with members of management, including the chief executive officer and chief operating officer. The Committee Chair has also discussed the Compensation Disclosure and Analysis with the Corporation’s outside legal counsel and Mosteller and Associates, an advisor to the Committee.
II. Executive Compensation Program Objectives

1. Compensation Objectives
          The chief compensation objectives of the Corporation for executive officers and directors are to (i) establish compensation programs that are competitive in the banking industry so that the Corporation can attract, motivate and retain talented, competent and experienced management and directorship, (ii) ensure that compensation is based upon certain performance measurements so that pay is aligned with performance, (iii) benchmark the Corporation’s performance against peer groups (see below for description) to verify that pay levels versus performance are consistent with pay/performance levels in the banking industry, and (iii) align the interests of the Corporation’s management and directorship with the interests of the Corporation’s shareholders.
          Overall, the Corporation strives to design its compensation program to permit the Corporation to:
a)	support its business plan and strategy by clearly setting forth what is expected of executives with respect to financial results and goals and by rewarding achievement of said results and goals;

b)	allow for recruiting and retaining executive talent; and

c)	align management performance and their interests with the interests of the Corporation’s shareholders.
          Engaged by the Committee, on June 15, 2007, Mosteller and Associates issued a report on executive compensation for the Corporation. Their Report included an analysis of the Tier 1 executive positions at the Corporation benchmarked to published databases including Watson Wyatt (regional banks in Mid-Atlantic region and nationwide with asset size from $900 million to $2 billion); CompAnalyst (financial services in Mid-Atlantic with average asset size $1-$10 billion); ERI (financial services in Mid-Atlantic with average asset size $2 billion) and to a custom peer group consisting of 17 regional banks selected by the consultant which were deemed to be regionally comparable to the Corporation. The data from the custom peer group was accorded the greatest weight by the consultant. The data for the peer group was gathered from each institution’s 2007 proxy statements and included executive compensation reported for 2006.
          Of the 17 regional financial institutions selected by the consultant, 14 of the institutions were located in Pennsylvania, one in New Jersey, one Maryland and one in Delaware. The institutions ranged in asset size from a low of $827 million to a high of $5.4 billion.
          The depository institutions used in the peer group, as of June 15, 2007, are as follows:

Bryn Mawr Bank Corporation	First Chester County Corporation	Willow Financial Bancorp, Inc.
Republic First Bancorp, Inc.	VIST Financial Corp.	Omega Financial Corporation
ESB Financial Corporation	Pennsylvania Commerce Bancorp	Univest Corporation of Penna.
Sandy Spring Bancorp, Inc.	KNBT Bancorp, Inc.	WSFS Financial Corporation
Harleysville National Corporation	Sterling Financial Corporation	Sun Bancorp, Inc.
Community Banks, Inc.	National Penn Bancshares, Inc.
The Committee historically has employed the philosophy that although the Corporation has traditionally performed near the top percentile of its peers, to be somewhat conservative, compensation for executive officers should be competitive with that of peers in the 75th percentile of performance. During the past year the Committee elected not to increase salaries and not to award bonuses based upon the Corporation’s financial performance. The Committee intends to update the peer study in 2009 for use in establishing base salaries for executive compensation subject to the Corporation’s achievement of financial performance criteria.

2. Intent of Program Design
          The Corporation seeks to achieve its compensation objectives by offering the following key elements of executive compensation:
a)	a base salary;

b)	a performance-based bonus program, paid in cash, that generally comprises a higher percentage of total cash compensation than the Corporation’s peers;

c)	periodic (generally annually) grants of long-term, equity-based compensation. This is comprised generally of stock option grants, however, a portion of this element may be paid in the form of restricted stock and other types of long-term, equity-based components (subject to Committee approval). Awards of restricted stock will be generally performance-based, requiring the achievement of specific goals; and

d)	a Supplemental Executive Retirement Plan.
          The Corporation intends that the design of the elements of its compensation program reward executive management and directorship for maintaining profitability, longevity, profitable growth, price appreciation of the Corporation’s stock and having high standards of ethics and integrity.
          Throughout its history, the Corporation has focused to a great extent on profitability. Accordingly, the Corporation desired to attract executive talent that was bottom-line oriented and was willing to have a larger part of his or her salary subject to profit performance. Therefore, executive officers of the Corporation have a larger portion of their cash compensation earned under a performance plan in which net income is the key element, than do executive officers of most of the Corporation’s peers. This performance pay plan also contains provisions that the amount due an executive under the plan can be reduced or eliminated altogether for unethical behavior.
          To encourage long-term service to the Corporation, the Corporation offers an omnibus long term- incentive plan, intended to focus executives on market appreciation of the stock price, thereby further aligning the interests of the executives with those of the Corporation’s shareholders under which the Committee could recommend the issuance of stock options, restricted stock (generally performance-based, requiring the achievement of specific goals) and other long term equity compensation (subject to subsequent full Board approval). In addition the Corporation provides a Supplemental Executive Retirement Plan (“SERP”) and employment contracts to certain executive officers.
3. Elements of Compensation
     Base Salary
          The objective of base salary is to reflect job duties, inherent value of the executive to the Corporation, and performance of the executive considering market competitiveness.
          The Committee relied in large part on the Report to determine base salary for five of its executive officers, The amount of any increase in the base salaries from year to year and the base salaries are determined by the Committee using a number of factors, including the following:
a)	the requirements and responsibilities of the position along with, if available, salary norms for executives in comparable positions at peers;

b)	the expertise of the individual executive;

c)	market competition for services of similar executives;

d)	the advice from Mosteller and Associates, and any other third-party advisor to the Committee; and

e)	the recommendations of the Chief Executive Officer (except with respects to his own compensation).
          Base salaries are generally reviewed annually, with third-party analysis performed every two to three years.
          With respect to the named executive officers, all but former employee Gregg J. Wagner are employed pursuant to employment agreements. These agreements are described under Employment Agreements below.
          Commencing in 2008, there were no changes in base salary to those which were previously put into place by the Committee effective on January 1, 2007 based on the current economic environment and the Committee’s evaluation of the factors listed above: (i) Joseph P. Campbell’s salary remained at $403,520; (ii) James J. McSwiggan’s salary remained at $256,750; (iii) Robert R. Tabas’s salary remained at $214,750; (iv) Murray Stempel III’s salary remained at $183,560, and (v) Robert A. Kuehl’s original salary was $180,000 per annum pro rated from June 16, 2008 to December 31, 2008.
     Performance-Based Bonus Program
          The Corporation’s objective under the Bonus Plan is to ensure that executive officers and staff are focused on keeping the Corporation profitable. Each year, a portion of the Corporation’s net income is allocated to the Bonus Plan from which bonus payments are made. If the Corporation has a net loss, no payments to any employees are made under the Bonus Plan.
          Generally, the cash portion of total compensation paid to executives is comprised of base salary and performance-based bonus payments. The general philosophy of the Corporation is to attract bottom-line oriented executives who are willing to have a larger portion of their total cash compensation at-risk than is typical of the Corporation’s peers.
          For executive officers, as in the prior years, the Bonus Plan approved by the committee allows for a fund equal to 5% of annual net income of the Corporation (“Bonus Fund”). The Bonus Fund, which is at the discretion of the Committee, is then traditionally allocated 82.5% to executive officers and 17.5% to other officers, department heads and key employees. The Committee approves a specific percentage of the Bonus Fund for each executive officer and participating non-executive officer and employee based upon that formula. The amount of the allocated Bonus Fund is then multiplied by the specific percentage approved for each participant to arrive at the amount paid to the participant.
          The Committee and the Chief Executive Officer (except for his own payment) has the authority to decrease the payment to any participant based on individual performance over the year. In addition, the Committee and the Chief Executive Officer also has the authority to reduce or eliminate altogether the payment due a participant under the Bonus Plan for unethical behavior or behavior prohibited under any policy of the Corporation.
          For 2008, there were no payments made to any of the named executives under the Bonus Plan.
     Long-term Incentive Compensation (Equity-based Plan)
          The long-term incentive program, which is equity-based, provides a periodic award, generally annual, to the named executive officers and other key staff members. In 2007, the shareholders approved an omnibus long term incentive plan. The Corporation has named the program the Royal Bancshares of Pennsylvania, Inc. 2007 Long-Term Incentive Plan (the “LTIP”). In accordance with the LTIP, the Committee awarded stock options for 2008 on October 7, 2008. For 2009, the Committee expects to determine the issuance of stock options and restricted stock awards sometime after July, 2009. For years subsequent to 2009, the Committee expects to adopt the practice of issuing stock options and restricted stock awards during May/June of each year. The chief program objective is to align executive officer compensation over a multi-year period directly with the interests of the Corporation’s shareholders by rewarding the creation and preservation of long-term shareholder value. For 2008, the stock options awarded to employees of the Corporation will expire in 10 years and vest at 20% per year. In addition the Option Plan contains a restricted stock component which over the life of the LTIP may not exceed 250,000 shares of the 1,000,000 shares authorized under the LTIP. A restricted stock award is an award of common stock that is subject to restrictions on transfer until certain vesting requirements, which may include one or more performance goals that the Committee will set. The Committee recommends, subject to board approval, the terms and conditions of each restricted stock award. By basing the long-term incentive on the above terms, not only does the program encourage the executive officer to create and maintain stock market value, but provides an incentive to continue employment with the Corporation, thus helping the Corporation to retain talented, motivated executives.
            Under the provisions of the former stock option plan which expired in 2007, long-term awards that were made under that program were generally in the form of stock options that expire in 10 years following the date of the award and vest at 20% per year. The Corporation had named that program the Employee Stock Option Plan (“1990 Option Plan”).
          Under the 1990 Option Plan, generally, stock options expire immediately following separation of employment, except upon a Board approved retirement, death or disability, in which case a 90 day extension is provided. Commencing with the adoption of the LTIP in 2007, if a participant terminates employment or service due to death, disability, retirement, or is involuntarily terminated other than for cause, the participant may exercise a vested stock option at any time within five years after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option. If a participant voluntarily terminates employment or service (other than by reason of retirement), the participant may exercise a vested stock option at any time within three months after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option. If a participant’s termination is for cause, the participant forfeits all outstanding stock options. The board also has the ability to terminate outstanding stock options if the board determines that the participant has engaged in a “harmful activity” in relation to the Corporation (generally, certain unauthorized uses of confidential information or the solicitation of employees or customers during or for a period of six months following employment).
          Commencing with the adoption of the LTIP in 2007, restricted stock awarded under the LTIP in 2007 provides that if a participant voluntarily terminates employment or service prior to the January that is 36 months following the year of issuance, the participant will forfeit the award. In the event of a change of control, (as defined in the LTIP) all awards become vested at the established target level unless a merger agreement states otherwise. In the event of a disability or death, assuming a restricted stock award is ultimately paid at the end of the 36 month measurement period, such participant (or his/her qualified beneficiary/estate) will receive a pro-rata award for time worked during the 36-month period (2007, 2008 and 2009 for the most recent restricted stock award). In the event of retirement, if a participant retires under a “Board Approved Retirement” (generally a “bona fide” retirement from the Corporation), the participant, assuming a restricted stock award is ultimately paid at the end of the 36-month measurement period, will receive a pro-rata award for the time worked before retirement during the 36-month period (2007, 2008 and 2009 for the most recent restricted stock award), and provided that, as of the participant’s retirement date, the Corporation meets the performance thresholds established for the period from January 1, 2007 through the most recent quarter completed prior to such participant’s retirement.
          Under the LTIP, each participant is granted an award by job title within each job title class to which that participant is assigned (Tier 1 or Tier 2). For 2008, the Committee set a percentage mirroring the ratio of the participant’s base salary in relation to the aggregate base salary of all participants with similar job titles. The Committee also sets an aggregate number of stock options to be awarded under the LTIP for a respective year and allocates that aggregate award among the job title classes (“Class Award”). The Class Award is then multiplied by the participant’s individual percentage (calculated as per above) to arrive at the specific stock option award granted to that participant.
          The exercise or strike price of the grant is set at fair market value defined as the closing trading price for the Corporation’s stock on the NASDAQ Stock Market for the date of grant. The Corporation believes that the average of the high and low price on the grant date is a better reflection of fair market value than the more volatile closing price. The Corporation will not grant stock options with exercise prices below fair market value. The Corporation will not reduce the exercise price of outstanding options below the fair market value exercise price that was set at the original time of grant.
          Under the LTIP, the Corporation granted share-based incentive compensation awards for corporate performance to key employees. These awards can be made in the form of shares of Royal Bancshares’ common stock or performance-restricted restricted stock or a combination of both.
          No restricted stock grants were awarded for 2008. The vesting of restricted stock grant awards made in 2007 is contingent upon the Corporation meeting certain return on asset and return on equity goals. The awards are not permitted to be transferred during the restricted time period of three years from date of award and subject to forfeiture to the extent that the performance restrictions are not satisfied.
          For information on options and stock awards granted to our named executive officers under the equity compensation plans, please see the table below.
     Supplemental Executive Retirement Plan (SERP)
          The Corporation maintains a non-contributory, non-qualified, defined benefit pension plan commonly know as a Supplemental Executive Retirement Plan or SERP. Twenty employees are currently participants in the SERP. The SERP is a non-qualified, defined benefit plan. The Committee selects key employees to participate in the plan based on their perceived value to the Corporation, their position and labor market competition for individuals in similar job positions and similar talent. All of the named executives are participants in the SERP. The SERP provides retirement benefits under trust contracts, funded by death benefits payable under corporate owned and bank owned life insurance contracts. Please see the below Retirement Plans section for more information.
     Benefits and perquisites
          In addition to benefits provided under plans to all eligible employees (i.e. health insurance, 401(k) Plan participation, etc), the Corporation provides certain named executive officers with certain perquisites, including car allowances and an allowance for country club membership. In determining the amounts of the benefits and perquisites, the Committee relies on the practices generally common in the banking industry, recommendations from management and advice from third-parties. Please see the Summary Compensation Table for the amounts of such perquisites provided during 2008.

4. Impact of Current Treasury Programs and New Federal Legislation on Executive Compensation
          In connection with our issuance to the United States Department of the Treasury (“Treasury”) of Series A Preferred Stock and an accompanying warrant on February 20, 2009, we agreed that our compensation, bonus, incentive and other benefit plans, arrangements and agreements, including severance and employment agreements, will comply with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and applicable guidance or regulations issued by the Secretary of the Treasury. Those restrictions include, among other things, limits on compensation to exclude incentives for “senior executive officers,” as defined below, to take unnecessary and excessive risks that threaten the value of the institution receiving funds made available by the Treasury under the Capital Purchase Program or any other obligation arising from financial assistance provided under the Troubled Asset Relief Program (“TARP”) created by the EESA during the period while any TARP obligation remains outstanding.
          Under the EESA, the applicable executive compensation restrictions apply in 2009 to the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “senior executive officers”). In some cases, as a result of the passage of the ARRA discussed below, the executive compensation restrictions may also apply to certain non-senior executive officers. In addition, in connection with the issuance of the Series A Preferred Stock to Treasury, each of the senior executive officers and certain other employees were required to execute a waiver of any claim against Treasury or the Corporation for any changes to such person’s compensation or benefits that are required to comply with Treasury regulations.
          On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. The ARRA amended Section 111(b) of the EESA in its entirety. The ARRA has significant implications on the compensation arrangements of institutions, such as the Corporation, which have accepted or will accept government funds under the Capital Purchase Program or other assistance under TARP. The ARRA directs the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of TARP Capital Purchase Program recipients. It is not clear in some provisions of the ARRA whether the provisions apply upon the ARRA’s enactment into law or whether they will take effect upon the issuance of appropriate guidance and regulations by the Treasury. The ARRA’s restrictions will nevertheless apply to the Corporation, its compensation policies and its executive officers and certain other highly compensated employees in several ways, including the following:
•	Bonuses and Incentive Compensation: The Corporation will generally be prohibited from paying or accruing certain bonus, retention award or incentive compensation to certain highly compensated employees. This restriction applies to the Corporation’s five most highly compensated employees (or such higher number as the Secretary of the Treasury may determine is in the public interest), which technically may restrict such compensation to employees other than the Corporation’s senior executive officers. Until Treasury issues its guidance in the matter, however, it is not clear precisely which employees of the Corporation while Treasury holds the Corporation’s Series A Preferred Stock will be precluded from receiving bonuses and incentive compensation other than in the form of restricted stock. The ARRA exempts bonus payments that are required under a written contract executed on or before February 11, 2009. The statute also permits bonus, retention or incentive compensation paid to subject employees in the form of restricted stock provided that the restricted stock does not fully vest during the period in which Treasury retains its investment and the amount of restricted stock granted is not greater than 1/3 of the total amount of annual compensation of the employee receiving the restricted stock.
•	Severance Payments: The TARP Capital Purchase Program previously imposed limitations on the ability of the Corporation to make “golden parachute payments” to the Corporation’s top five senior executive officers. A golden parachute payment was previously defined under Treasury’s regulations as a payment on account of an involuntary departure of the executive officer from the Corporation in an amount equal to or more than three times the last annual salary received by the executive prior to termination. The ARRA expands the application of the golden parachute limitations to the next five most highly compensated employees of the Corporation. The ARRA also broadened the meaning of the term “golden parachute payment” to include any payment for departure from a company for any reason, except for payments for services performed or benefits accrued.

•	Clawbacks: The TARP Capital Purchase Program previously required recipients to recover any bonus, retention award, or incentive compensation paid to any one of its top five senior executive officers based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. The ARRA expands these “clawback” requirements rule to apply not only to the senior executive officers, but also to the next 20 most highly compensated employees of the Corporation. Furthermore, the ARRA requires the Secretary of the Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly compensated employees to determine whether such payments were consistent with the purposes of the EESA, the ARRA, and TARP Capital Purchase Program and in the public interest.

•	Anti-Manipulation. The ARRA prohibits any compensation plan that would encourage manipulation of reported earnings to enhance the compensation of any of the Corporation’s employees.
          The ARRA also affects certain other executive compensation policies and practices:
•	The Corporation’s Chief Executive Officer and Chief Financial Officer will be required to provide a written certification to the SEC of compliance with the executive compensation restrictions described in TARP, as modified by the ARRA.

•	The Board must enact a company-wide policy regarding excessive or luxury expenditures. This includes policies on entertainment, events, office and facility renovations, air and other travel and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or other similar measures conducted in the normal course of business.

•	For years in which Treasury owns shares of the Series A Preferred Stock, the Corporation may not claim a deduction on compensation paid to a senior executive officer in excess of the $500,000 compensation deduction limit of Section 162(m)(5) of the Internal Revenue Code. Moreover, the exception contained in Section 162(m) of the Code for performance-based pay not counting against this limit, will not be available.

•	For years in which Treasury owns shares of the Series A Preferred Stock, the Corporation is required to submit a proposal allowing our shareholders to cast an advisory vote on the compensation paid to our named executive officers pursuant to the policies and programs described in the Compensation Discussion and Analysis and disclosed in the tables and narrative disclosure included in this Proxy statement.
          As noted, the ARRA directs the Treasury to issue regulations implementing many of these provisions. There are numerous questions regarding the scope of the limitations and the requirements of the ARRA. Treasury has not as of the date of this proxy statement issued any of the regulations required to implement the ARRA. Pending the issuance of regulations, the Board or Directors, Compensation Committee and management are reviewing the requirements of the ARRA, and its impact on the Corporation’s compensation programs. Actions required by the ARRA and any implementing regulations, may result in changes to the Corporation’s compensation programs.
III. Director Compensation
          Similar to executive officers and staff, the Corporation desires to attract and retain talented, motivated and competent directors for its Board. The Corporation has established key objectives for board compensation of encouraging longevity and attendance at meetings. To facilitate this, the Corporation has designed compensation and long-term incentives for its Board members. Please see the below Director Compensation Table section for more information and narrative.
IV. Tables and other narrative disclosures
Summary Compensation Table

							Change In Pension Value
							and Nonqualified
				Stock	Option	Non-Equity Incentive	Deferred Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Plan Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($)	($)	($)	($) (2)	($) (3)	($)
Joseph P. Campbell	2008	403,520	—	—	—		316,967	2,171,518	2,892,005
Former President and CEO	2007	403,520	10,612	1,686	173,439	—	96,402	57,345	743,004
	2006	385,000	346,970	—	194,214	—	127,369	52,845	1,106,398

Robert A. Kuehl	2008	93,462	—	—	15,600	—	—	4,800	113,862
Principal Financial Officer									—
Chief Financial Officer

James McSwiggan	2008	256,750	—	—	26,760		(15,927)	48,250	315,833
President and COO	2007	256,750	5,170	737	62,815	—	54,661	53,500	433,633
	2006	245,000	169,037	—	72,070	—	128,392	47,000	661,499

Robert R. Tabas	2008	214,750	—	—	22,440		3,818	48,250	289,258
Principal Executive Officer	2007	214,750	3,809	617	52,297	—	38,761	44,500	354,734
Chairman and CEO	2006	205,000	124,553	—	59,201	—	86,668	44,500	519,922

Murray Stempel III	2008	183,560	—	—	18,720		(5,483)	48,250	245,047
Vice Chairman	2007	183,560	3,673	517	43,522	—	38,666	53,500	323,438
	2006	175,000	120,105	—	48,245	—	90,911	45,750	480,011

Gregg J. Wagner	2008	43,750	—	—	—		—	800	44,550
Former CFO	2007	124,519	—	449	1,568		—	3,300	129,836

Jeff T. Hanuscin	2007	129,500	727	236	21,037		—	7,668	159,168
Former CFO	2006	126,000	27,509	—	19,229		0	7,668	195,678

(1)	The bonus payments to the above named executive officers are performance based and tied to goals set by the Compensation Committee.

(2)	The Corporation’s non-qualified deferred compensation plan provides retirement benefits that are based upon years of service and the employee’s compensation. The reduction in value reflects the lack of a bonus in 2008. See Note M within the Annual Report on 10-K.

(3)	Please see the table below for a breakdown of the terms and amounts comprising All Other Compensation.

          The hypothetical value of the amounts included in the Summary Compensation Table under Option Awards is equal to the fair value of the options on the grant date used to determine the compensation expense associated with the grant to the Corporation under FASB 123R determined under the Black-Sholes valuation model. The valuations were based upon the assumptions set forth in the table below. It should be noted that this model is only one of the methods available for valuing options, and the Corporation’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Corporation’s stock over the exercise price of the option.
Assumptions used in Black-Scholes model in calculating option values for 2008:

	Employees	Directors
Estimated time until exercise	7.5 years	5.5 years
Risk-free rate	3.51%	3.51%
Volatility rate	49.90%	45.18%
Dividend yield	0.00%	0.00%
(Balance of page left intentionally blank)

          The following table sets forth information identifying the items and amounts that comprise All Other Compensation reflected in the Summary Compensation Table above.
Components of All Other Compensation

			401 (k)
		Automobile	Employer	Director	Club dues	Other
Name and Principal		Benefit	Contribution	Fees	Allowance	Compensation	Total
Position	Year	($)	($)	($)	($)	($) (1)	($)
Joseph P. Campbell	2008	15,538	2,500	28,750	5,000	2,119,730	2,171,518
Former President and CEO	2007	15,845	2,500	34,000	5,000	—	57,345
	2006	15,845	2,500	29,500	5,000	—	52,845

Robert A. Kuehl	2008	2,400	1,500	—	—	900	4,800
Principal Financial Officer							—
Chief Financial Officer

James McSwiggan	2008	12,000	2,500	28,750	5,000	—	48,250
President and COO	2007	12,000	2,500	34,000	5,000	—	53,500
	2006	12,000	2,500	27,500	5,000	—	47,000

Robert R. Tabas	2008	12,000	2,500	28,750	5,000	—	48,250
Principal Executive Officer	2007	12,000	2,500	25,000	5,000	—	44,500
Chairman and CEO	2006	12,000	2,500	25,000	5,000	—	44,500

Murray Stempel III	2008	12,000	2,500	28,750	5,000	—	48,250
Vice Chairman	2007	12,000	2,500	34,000	5,000	—	53,500
	2006	12,000	2,500	26,250	5,000	—	45,750

Gregg J. Wagner	2008	600	—	—	—	200	800
Former CFO	2007	2,400	—	—	—	900	3,300

Jeff T. Hanuscin	2007	4,068	2,500	—	—	1,100	7,668
Former CFO	2006	4,068	2,500	—	—	1,100	7,668

(1)	The Other Compensation for Mr. Campbell reflects a payment made as apart of a separation agreement related to his resignation and retirement effective December 24, 2008. For Mr. Kuehl, Mr. Wagner and Mr. Hanuscin the Other Compensation reflects fees received for attending Board of Directors meetings.
          The Corporation pays the named executive officers the amounts for the items reflected in the above table as they facilitate sales generation, assist the executive with the exercise of his duties or are competitive with what peers provide in the market. The above table does not include benefits provided all employees under plans such as medical health coverage, disability coverage, life insurance and benefits made available under cafeteria plans.
Grants of Plan-Based Awards-2008
          Management of the Corporation utilizes input from professional advisors, publications and similar sources in determining practices and terms of the LTIP to develop recommendations to the Committee. This would also include recommending new key staff as participants in the LTIP. Management may also from time to time give the Committee input on the aggregate amount of options and/or restricted stock to be awarded under the LTIP during a fiscal year, and changes to award allocation methods. Management does not make any recommendation on awards for the chief executive officer. The Committee then takes the input from management and consults with its compensation consultant, Mosteller and Associates and other advisors in determining the adoption of any plan changes, allocation changes or awards of stock options and or restricted stock. In general, any actions that the Committee takes with respect to the grants of awards and the terms and conditions of such awards and the modification thereof are subject to the review and approval by the full board. The grants are issued on the date the Board provides its approval after considering the Committee’s recommendation.
          The following table provides information regarding stock options granted to the named executives during 2008. The stock options have an exercise price set at fair market value on the date of grant. Fair market value is defined as the average of the high and low trading price on the NASDAQ Stock Market on the day on which the option was awarded. The options have a 10 year life and vest at 20% per year over five years, beginning one year from the grant date. The options are subject to acceleration under certain circumstances. The Committee administers the plan, and has no intent of modifying, extending or accelerating options, other than as provided for in the LTIP. Generally, unexercised options expire upon an executive separating from employment. There were no other grants of equity based awards.
          Under the LTIP, the exercise price is at fair market value defined as the closing price on the NASDAQ Stock Market on the date of grant. The Committee approved a grant of stock options on October 7, 2008 and the closing price was $4.50.

								All Other Stock
								Awards	All Other Options	Exercise or	Grant Date
		Estimated future payouts under			Estimated future payouts under			Number of	Awards Number	Base Price	Fair Value
		non-equity incentive plan awards			equity incentive plan awards			Shares of Stock	of Securities	Options	of stock and
Name and Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying Options	Awards	Option Awards
Position	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Joseph P. Campbell	10/7/2008				—	—	—		—	—	—
Former President and CEO

Robert A. Kuehl	10/7/2008				—	—	—		6,500	4.50	15,600
Principal Financial Officer Chief Financial Officer

James McSwiggan	10/7/2008				—	—	—		11,150	4.50	26,760
President and COO

Robert R. Tabas	10/7/2008				—	—	—		9,350	4.50	22,440
Principal Executive Officer Chairman and CEO

Murray Stempel III	10/7/2008				—	—	—		7,800	4.50	18,720
Vice Chairman
Outstanding Equity Awards Table
          The table that follows provides information on outstanding stock options awarded to the named executives as of December 31, 2008. Each stock option grant vests ratably 20% per year from the date of grant. Each restricted stock granted vests three years from date of grant.

	Option Awards					Stock Awards
			Equity Incentive Plan			Number of	Market Value
	Number of Securities	Number of Securities	Awards Number of	Options		Shares or Units	of Shares or
	Underlying	Underlying	Securities Underlying	Exercise		of Stock That	Units of Stock
Name and Principal	Unexercised Options	Unexercised Options	Unexercised	Price	Option	Have Not	That Have Not
Position	(#) Exercisable	(#) Unexercisable	Unearned Options (#)	($)	Expiration Date	Vested (#)	Vested ($)

Joseph P. Campbell	4,666	0	0	$10.57	4/19/09	0	0
	9,577	0	0	$11.72	4/19/10	0	0
	28,896	0	0	$11.90	4/19/11	0	0
	27,258	0	0	$17.91	4/19/12	0	0
	27,419	0	0	$18.27	4/21/13	0	0
	57,727	0	0	$22.38	4/22/14	0	0
	37,110	24,740	0	$21.88	6/16/15	0	0
	12,128	18,190	0	$21.78	6/29/16	0	0
	3,000	12,000	0	$20.08	7/29/17	5,000	$57,150

Robert A. Kuehl	0	6,500	0	$4.50	10/7/18	0	$—

James McSwiggan	12,591	0	0	$17.91	4/19/12	0	0
	11,344	0	0	$18.27	4/21/13	0	0
	24,700	0	0	$22.38	4/22/14	0	0
	6,678	4,452	0	$21.88	6/16/15	0	0
	5,690	8,535	0	$21.78	6/29/16	0	0
	1,311	5,243	0	$20.08	7/29/17	2,185	$24,975
	0	11,150	0	$4.50	10/7/18	0	0

Robert R. Tabas	3,336	0	0	$10.57	4/19/09	0	0
	3,102	0	0	$11.72	4/19/10	0	0
	10,588	0	0	$11.90	4/19/11	0	0
	9,920	0	0	$17.91	4/19/12	0	0
	9,497	0	0	$18.27	4/21/13	0	0
	20,679	0	0	$22.38	4/22/14	0	0
	5,600	3,733	0	$21.88	6/16/15	0	0
	4,760	7,141	0	$21.78	6/16/15	0	0
	1,097	4,389	0	$20.08	7/29/17	1,829	$20,905
	0	9,350		$4.50	10/7/18	0	0

Murray Stempel III	2,123	0	0	$10.57	4/19/09	0	0
	2,173	0	0	$11.72	4/19/10	0	0
	8,013	0	0	$11.90	4/19/11	0	0
	7,629	0	0	$17.91	4/19/12	0	0
	7,914	0	0	$18.27	4/21/13	0	0
	17,231	0	0	$22.38	4/22/14	0	0
	4,668	3,111	0	$21.88	6/16/15	0	0
	4,064	6,096	0	$21.78	6/29/16	0	0
	920	3,680	0	$20.08	7/29/17	1,533	$17,522
	0	7,800	0	$4.50	10/7/18	0	0
Option Exercises and Stock Vested Table
          There were no stock options exercised by any of the named executive officers during 2008.
Retirement Plans
          In order to be competitive in the labor market for executive officers and other key staff, the Corporation provides retirement benefits under the SERP. In addition to being competitive, offering the SERP helps meet the Corporation’s objective of retaining and attracting executive talent.

          The SERP is a non-contributory, non-qualified, defined benefit pension plan. This plan provides for retirement benefits to certain employees under a trust contract. The SERP is unfunded, but death benefits payable under certain life insurance contracts fund a trust which will reimburse the Corporation for retirement benefits paid to participants.
          Benefits under the SERP are based on the participants number of credited years of service, a percentage of the average of the highest consecutive three years base salary, for certain executive officers 25% of the average of the performance bonus paid during the highest consecutive three years of base salary, multiplied by a percentage set for each class of participant. Except for certain executive officers who are vested in the SERP, any participant must be employed until retirement age to receive plan benefits. Any participant who was added to the SERP on or after January 1, 2003 must have 10 consecutive years of service with the Corporation in order to be eligible for retirement benefits under the SERP. Benefits payable under the SERP are limited by annual caps. For the below chart, all of the executives named in the Summary Compensation Table are in Group 1. The caps and percentages applicable to each group are set forth below:

Class	Annual Cap	Percentage of Base	Percentage of Bonus

Group 1	$185,000 Base component	50%	25%
	$80,000 Bonus component

Group 2	$50,000 Base component	35%	0%

Group 3	$20,000 Base component	20%	0%
          Retirement age under the SERP is 60 years of age. Joseph Campbell, the Corporation’s former President and CEO, has reached retirement age. Combining both the base annual cap and the performance bonus annual cap, retirement benefits payable to Mr. Campbell under the SERP would be limited to $265,000 per year. In order to induce Mr. Campbell to remain in his current position beyond age 60, the Compensation Committee in 2006 (dated January 1, 2007) approved exempting Mr. Campbell from the caps under the SERP and allowed his benefits to increase by the actuarial equivalent of the benefit Mr. Campbell would have received had he retired on the date he attained normal retirement age. Actuarial equivalent means with respect to a given benefit, any other benefit provided under the terms of the SERP which has the same present or equivalent value on the date the given benefit payment commences, based on the use of actuarial equivalent factors adopted by the Corporation and being used to value the SERP liabilities at the time of the calculation. Actuarial equivalence was determined using a 6% annual interest rate and current IRS mortality tables. The Corporation has engaged a third-party administrator which provides any required actuarial services.
          Mr. Campbell resigned and retired as President and Chief Executive Officer of the Corporation and the Bank effective December 24, 2008. In accordance with the terms of the above referenced SERP and the existing SERP participation agreement between Mr. Campbell and the Bank dated January 1, 2007, as amended (the “SERP Participation Agreement”), commencing on January 1, 2010, and continuing for the remainder of Mr. Campbell’s lifetime, he will receive an annual benefit of $347,000 payable in substantially equal monthly installments.
          See the following Pension Benefits Table for the estimated present value of retirement benefits payable to named executive officers under the SERP.

Non-Qualified Deferred Compensation
          The below table provides information on the estimated present value of retirement benefits payable under the SERP, the only retirement benefits offered by the Corporation outside of its 401(k) plan. The value is based on the actuarial present value of the accumulated benefits provided under the plan. Should a participant elect to retire at the early retirement age of 55, the benefits payable under the SERP are reduced by an actuarial equivalent of the amount of benefits that would be payable at normal retirement age of 60.
          Please see above for information on how benefits payable under the SERP are calculated and applicable caps on benefits. Retirement benefits are paid annually for the life of the participant, with a minimum guarantee of 10 years of benefits. The Corporation accrues an expense each year for the cost of the SERP. See below for information on how the accrual is made.
          The following examples provide estimates of benefits payable to the named executives under the SERP. Please note that the examples assume that the highest consecutive three year average base salary and performance bonus are the amounts listed for each named executive in the Summary Compensation Table and that each named executive retires at normal retirement age.
          Using an average base salary of $252,833 for the past three years and performance bonus of $192,419 which was derived from an average of the three highest consecutive years over a ten year period, Mr. McSwiggan would be entitled to 50% of $252,833, or $126,417 and 25% of $192,419, or $48,104. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. McSwiggan would be $174,520.
          Using an average base salary of $211,500 for the past three years and performance bonus of $141,782 which was derived from an average of the three highest consecutive years over a ten year period, Mr. Tabas would be entitled to 50% of $211,500, or $105,750 and 25% of $141,782, or $35,446. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. Tabas would be $141,196.
          Using an average base salary of $180,707 for the past three years and performance bonus of $121,044 which was derived from an average of the three highest consecutive years over a ten year period, Mr. Stempel would be entitled to 50% of $180,707, or $90,353 and 25% of $121,044, or $30,261. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. Stempel would be $120,614.
          The above are examples and not the actual retirement benefits that will be paid under the SERP to the named executives, except for Mr. Campbell who retired on December 24, 2008. Actual benefits will be calculated in accordance with the terms of the SERP upon the actual retirement of the respective executive. As of December 31, 2008, Robert A. Kuehl was not a participant in the Corporation’s SERP Plan.

Non-Qualified Deferred Compensation Table

			Present Value of	Payments
Name and Principal		Number of Years	Accumulated	During Last
Position	Plan Name	Credited Service (#)	Benefit ($)	Fiscal Year ($)
Joseph P. Campbell	Royal Bank America	16 (1)	$3,903,548	$—
Principal Executive Officer	Supplemental Executive Retirement Plan

Robert A. Kuehl	Royal Bank America	—	$—	$—
Principal Financial Officer	Supplemental Executive Retirement Plan

James McSwiggan	Royal Bank America	16	$1,437,432	$—
	Supplemental Executive Retirement Plan

Robert R. Tabas	Royal Bank America	21	$1,114,800	$—
	Supplemental Executive Retirement Plan

Murray Stempel III	Royal Bank America	14	$1,026,265	$—
	Supplemental Executive Retirement Plan

(1)	Mr. Campbell retired effective December 24, 2008 and will receive annual payments of $347,000 commencing January 1, 2010.
          Under Generally Accepted Accounting Principles, the present value of the benefits to be received by the SERP participants over their actuarial lives, must be accrued and expensed by the Corporation during each year of the participant’s employment years with the Corporation. The above table is the aggregate amount of the present value accruals from the date the named executive became a participant in the SERP Plan through December 31, 2008.
          Other than the SERP (described above), the Corporation does not maintain any non-qualified deferred compensation plans at this time.
Other Potential Post-Employment Payments
          Following a Change in Control as defined in the Corporation’s equity compensation plans, all outstanding unvested stock options held by named executive officers immediately vest.
          Except for obligations under employment contracts to certain named executive officers as detailed below, the Corporation does not have any other potential post-employment payment obligations.
               Employment Contracts
          The Corporation, Royal Bank America and Royal Asian Bank are parties to employment contracts with Joseph Campbell, former President and CEO, Robert Tabas, Chairman and CEO, James McSwiggan, President and Chief Operating Officer, Murray Stempel, III, Vice Chairman, and Robert A. Kuehl, Chief Financial Officer. All of these employment contracts contain other potential post-employment payment obligations.

          The following paragraphs describe employment or change in control agreements to which we are a party with certain of our executive officers. In connection with our issuance to the United States Treasury of Series A Preferred Stock and an accompanying warrant on February 20, 2009 under Treasury’s TARP Capital Purchase Program, we agreed that our compensation arrangements and agreements, including employment and severance agreements, would comply with Section 111 of the Emergency Economic Stabilization Act of 2008 (the “EESA”). On February 17, 2009, Section 111 of EESA was amended to, among other things, prohibit a participant in the TARP Capital Purchase Program from making, during the period in which Treasury continues to hold our Series A Preferred Stock, any payments to our senior executive officers and any of our next five most highly compensated employees as a result of their departure from the Corporation for any reason (except for payments for services performed or benefits accrued). These provisions by their terms would prohibit the Corporation from making many, if not all, of the payments described below relating to an executive officer’s departure from the Corporation during the period in which Treasury continues to hold our Series A Preferred Stock.
          Joseph P. Campbell: Mr. Campbell resigned and retired as President and Chief Executive Officer of the Corporation and the Bank effective December 24, 2008. In connection with Mr. Campbell’s retirement, the Corporation entered into a separation agreement with Mr. Campbell, dated October 10, 2008. The separation agreement replaces and supersedes the obligations of the Corporation under Mr. Campbell’s existing employment agreement.
          Under the terms of the separation agreement, Mr. Campbell must provide consulting and special asset recovery services to the Corporation as an independent contractor from December 25, 2008 through December 31, 2009. As consideration for the consulting and recovery services, Mr. Campbell will be eligible to earn a bonus equal to five percent of any amounts recovered by Corporation from January 1, 2009 to March 31, 2010 in excess of the Corporation’s net book balance on certain identified impaired loans and special assets. During such consulting period, Mr. Campbell will continue to receive his current benefit package, except that, as of December 25, 2009, he no longer receives payments of base salary or is eligible to receive discretionary bonuses, accrue vacation or sick leave, or participate in the LTIP.
          In addition, under the terms of the separation agreement, Mr. Campbell received a lump-sum cash payment of $2,119,730 on December 24, 2008. This payment was made to Mr. Campbell in consideration of the cancellation of his employment agreement. Mr. Campbell will also receive continuation of all life, disability, medical insurance and other normal health and welfare benefits through December 31, 2012. The separation agreement continues the existing restrictive covenant included in Mr. Campbell’s employment agreement through December 31, 2012.
          Mr. Campbell was employed as President and CEO of the Corporation and Royal Bank America until December 24, 2008 pursuant to an employment contract effective as of August 20, 2004 and amended on August 16, 2006 and September 11, 2006. Under that contract, he had the duties and responsibilities customarily exercised by the person serving as chief executive officer of a company the size and nature of the Corporation. The contract had a three-year term, and extended daily for a three-year period, unless terminated in accordance with its terms by either party thereto. Mr. Campbell officially retired on December 24, 2008. That contract provided that Mr. Campbell was to receive an initial base salary of $385,000. Mr. Campbell was also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Campbell was also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee determined the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer. Mr. Campbell’s employment contract, which terminated December 24, 2008, provided for termination by the Corporation other than for “cause”, termination by him for “good reason” and termination in connection with a “change in control.” Termination by the Corporation other than for cause, by Mr. Campbell for “good reason” and in connection with a “change in control” obligated the Corporation to certain payments and benefits to Mr. Campbell. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Campbell, the Executive Termination Multiple used in the Termination and Change in Control provision section was defined as 2.99 and the Benefit Period is defined as three years.
          James J. McSwiggan: Mr. McSwiggan has been employed as Chief Operating Officer of the Corporation and Royal Bank America pursuant to an employment contract effective as of August 20, 2004 and amended on August 16, 2006 and September 22, 2006 (the “Contract”). On February 18, 2009, effective December 25, 2008, Mr. McSwiggan’s contract was amended to cover, among other things, his appointment as both President and Chief Operating Officer of the Corporation and Bank, (the “Amendment”), effective December 25, 2008. Under the contract, he had the duties and responsibilities customarily exercised by the person serving as chief operating officer of a company the size and nature of the Corporation. Under the terms of the amendment, the Executive shall report to the Board of the Directors and the Bank, and shall have such duties and responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Corporation and the Bank, including but not limited to, a specified set of duties set forth in Exhibit A attached to the Amendment, which may be amended from time to time by the Board of Directors of the Corporation and the Bank. The contract has a three-year term unless terminated in accordance with its terms by either party thereto. Effective January 2, 2009, during the period in which the Executive serves as President of the Corporation and Bank and in lieu of the amount provided in section 4(a) of the Contract, Mr. McSwiggan’s salary shall be an annual rate of $325,000, (the “Annual Base Salary”). The Executive’s Annual Base salary under this amendment shall be subject to adjustment in accordance with the following: (a) if the Corporation’s return on assets (“ROA”) for a given year is at least 0.50% and if the return on equity (“ROE”) for that same year is at least 4%, Executive’s Annual Base Salary for the subsequent year shall be increased to $335,000; (b) if the Corporation’s ROA for a given year is at least 0.70% and the ROE for that same year is at least 6%, Executive’s Annual Base Salary for the subsequent year shall be increased to $345,000; (c) if the Corporation’s ROA for a given year is at least 0.90% and the ROE for that same year is at least 8%, Executive’s Annual Base Salary for the subsequent year shall be increased to $355,000; (d) if the Corporation’s ROA for a given year is at least 1.2% and if the ROE for that same year is at least 11%, Executive’s Annual Base Salary for the subsequent year shall be $365,000; and (e) if the Corporation’s ROA for a given year is at least 1.5% and the ROE for that same year is at least 15%, Executive’s Annual Base Salary for the subsequent year shall be increased to $375,000. Notwithstanding the foregoing, the Executive is not entitled to receive any increases under this Amendment unless and until a shareholder cash dividend program with respect to the Corporation’s common stock is put in effect; provided however, that if such a shareholder dividend program could be back into effect as a result of the favorable economic condition of the Corporation and the Bank and under applicable legal requirements, but the Board of Directors of the Corporation fails to declare a cash dividend, this paragraph shall be null and void. Mr. McSwiggan is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will recommend to the Board of Directors the form and terms of any award granted under the LTIP Plan and similar equity-based plans the Corporation may offer in the future. Mr. McSwiggan’s employment contract provides for termination by the Corporation other than for “cause,” termination by him for “good reason” and termination in connection with a “change in control.” Termination by the Corporation other than for cause or by Mr. McSwiggan for “good reason” and in connection with a “change in control” obligate the Corporation to certain payments and benefits to Mr. McSwiggan. Please see the below Termination and Change in Control section for a description of these payments and benefits. For Mr. McSwiggan, the Executive

Termination Multiple used in the Termination and Change in Control section is defined as 2.99 and the Benefit Period is defined as three years.
          Robert R. Tabas: Mr. Tabas was appointed Chairman and Chief Executive officer of the Company and Royal Bank effective December 25, 2008 under his existing employment contract. Previously he was employed as Chairman of the Corporation and Executive Vice President of Royal Bank America pursuant to an employment contract effective as of August 24, 2004 and amended on August 16, 2006, October 11, 2006 and February 22, 2007 (the “Contract”). Under the Contract, he has the duties and responsibilities customarily exercised by the person serving as chairman and chief executive officer of a company the size and nature of the Corporation. The Contract has a two-year term, and extends daily for a two-year period, unless terminated in accordance with its terms by either party thereto. The Contract provides that Mr. Tabas receive an annual base salary of $214,500. Mr. Tabas is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Tabas is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will recommend to the Board of Directors the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Tabas’s employment Contract provides for termination by the Corporation other than for “cause,” termination by him for “good reason” and termination in connection with a “change in control.” Termination by the Corporation other than for cause, by Mr. Tabas for “good reason” and in connection with a “change in control” obligate the Corporation to certain payments and benefits to Mr. Tabas. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Tabas, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99 and the Benefit Period is defined as two years.
          Murray Stempel, III: Mr. Stempel was appointed Vice Chairman of the Company under his existing contract effective December 25, 2008. He was previously employed as Executive Vice President of the Corporation and Royal Bank America pursuant to an employment contract effective as of August 23, 2004 and amended on August 16, 2006, September 22, 2006 and February 22, 2007 (the “Contract”). Under the Contract, he has the duties and responsibilities customarily exercised by the person serving as vice chairman of a company the size and nature of the Corporation. The Contract has a two-year term, and extends daily for a two-year period, unless terminated in accordance with its terms by either party thereto. The Contract provides that Mr. Stempel receive an annual base salary of $185,000. Mr. Stempel is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Stempel is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will recommend to the Board of Directors the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Stempel’s Contract provides for termination by the Corporation other than for “cause,” termination by him for “good reason” and termination in connection with a “change in control.” Termination by the Corporation other than for cause, by Mr. Stempel for “good reason” and in connection with a “change in control” obligate the Corporation to certain payments and benefits to Mr. Stempel. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Stempel, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99 and the Benefit Period is defined as two years.
          Robert A. Kuehl: Mr. Kuehl was named Chief Financial Officer of the Corporation and Bank effective June 16, 2008 pursuant to an employment contract effective on that date (the “Contract”). Under the Contract, he has the duties and responsibilities customarily exercised by the person serving as chief financial officer of a company the size and nature of the Corporation. The Contract has a two-year term, and extends annually for a two-year period, unless terminated in accordance with its terms by either party thereto. The Contract provides that Mr. Kuehl receive initial base salary of $180,000, which increases to $190,000 upon the first anniversary of the Contract. Mr. Kuehl is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Kuehl is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will recommend to the Board of Directors the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Kuehl’s Contract provides for termination in connection with by him for “change in control.” Termination in connection with a “change in control” obligates the Corporation to certain payments and benefits to Mr. Kuehl. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Kuehl, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99.
          Termination and Change in Control Provisions
          Each employment contract for the above executives, except for Mr. Kuehl, has the following terms with respect to termination and change in control events:
          Each executive may be terminated for “cause,” which is defined as (i) conviction of a felony or entering a guilty plea or nolo contendere to a felony; (ii) willful failure to follow instructions from the Corporation’s board of directors; (iii) willful failure to perform his duties; (iv) intentional violation of the provision of his employment contract; (v) dishonesty in the performance of his duties; (vi) removal or prohibition from being employed by a financial institution by order of a federal banking regulator; (vii) willful engaging in conduct injurious to the Corporation; (viii) breach of his fiduciary duty to the Corporation; (ix) willful violation of (a) any material law, rule or regulation applicable to the Corporation, (b) any cease and desist order issued by an applicable regulatory agency; (x) conduct on his part that brings public discredit to the Corporation or that is clearly contrary to the best interests of the Corporation; (xi) unlawful harassment against employees, customers, business associates, contractors or vendors of the Corporation; (xii) any act of fraud or misappropriation against the Corporation or its customers, employees, contractors or business associates; (xiii) intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied materially misleading, in application or other information provided by him to the Corporation in connection with his employment; and (xiv) the existence of any material conflict between the interest of the Corporation and him that is not disclosed in writing by him to the Corporation prior to action and approved by the Corporation’s board of directors. Some of the foregoing for “cause” termination events have a right to cure period.
          The Corporation has no obligations to the executive upon the executive’s terminations for “cause.”
          Each executive has the right to terminate his employment for “good reason” which is defined as (i) the assignment of duties and responsibilities inconsistent with his status of his position (as defined in the respective executive’s employment contract) with the Corporation; (ii) a reassignment which requires him to move his principal residence; (iii) any removal of him from office or employment, except for any termination for “cause” (see above); (iv) and reduction in his base salary as in effect on the date hereof or as increased from time to time; and (v) any failure of the Corporation to provide him with benefits as least as favorable as those enjoyed by him under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Corporation, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.

          If the executive terminates his employment with the Corporation for “good reason” or if the Corporation terminates his employment other than for cause, each executive is entitled to receive (i) the Executive Termination Multiple (as defined in each respective executive’s employment contract) times the sum of his “base amount” (as defined in Code Section 280 G (b)(3) exclusions any directors fees and income from the exercise of stock options, payable in a lump sum; (ii) for the Benefit Period (as defined in each respective executive’s employment contract) from the date of termination, or until he secures substantially similar benefits through other employment, whichever shall first occur, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to him during the two years prior to his termination of employment, or the Corporation cannot provide such benefits because he is no longer an employee, a dollar amount equal to the cost to him of obtaining such benefits (or substantially similar benefits), not to exceed 120% of the Corporation’s cost to provide such benefits to an employee; and (iii) to the extent the foregoing described payments, when added to all other amounts of benefits provided to or on behalf of him in connection with termination of his employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition. (See number 4 above within “Executive Compensation Program Objectives” which discusses Executive Compensation limitations under ARRA legislation)
          The executive may separate from service 90 days following a change in control (as defined in each executive’s employment contract) if there shall be (i) any involuntary termination of his employment, other than for “cause” (see above); (ii) any reduction in his title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time during the term of the employment contract; (iii) the assignment to him of duties inconsistent with his office on the date of the change in control or as same may be increased from time to time after the change in control; (iv) any reassignment of him to a location greater than 50 miles from the location of his office on the date of the change in control; (v) any significant reduction in his compensation as provided in the executives employment contract in effect on the date of the change in control or as the same may be increased from time to time after the change in control; (vi) any failure to provide him with benefits at least as favorable as those enjoyed by him under any of the Corporation’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which he participated at the time of the change in control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the change in control; (vii) any requirement that he travel in performance of his duties on behalf of the Corporation for a significantly greater period of time during any year than was required of him during the year preceding the year in which the change in control occurred; or (viii) any sustained pattern of interruption or disruption of him for matters substantially unrelated to his discharge of his duties on behalf of the Corporation. Following his resigning from employment following a change in control, the executive is entitled to the following payments and benefits from the Corporation (i) the Executive Termination Multiple (as defined in each respective executive’s section above) times the sum of his “base amount” (as defined in Code Section 280 G (b)(3) exclusions any directors fees and income from the exercise of stock options, payable in a lump sum; (ii) for the Benefit Period (as defined in each respective executive’s section above) from the date of termination, or until he secures substantially similar benefits through other employment, whichever shall first occur, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to him during the two years prior to his termination of employment, or it the Corporation cannot provide such benefits because he is no longer an employee, a dollar amount equal to the cost to him of obtaining such benefits (or substantially similar benefits), not to exceed 120% of the Corporation’s cost to provide such benefits to an employee; and (iii) to the extent the foregoing described payments, when added to all other amounts of benefits provided to or on behalf of him in connection with termination of his employment, would result in the imposition of an excise tax under Section 4999 of the

Internal Revenue Code, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition.
          Provided that the executive meets certain requirements under the employment contract and the Internal Revenue Code, the executive is entitled to receive the severance amounts detailed above in installments rather than in a lump sum.
          Payments by the Corporation under the above employment contracts are subject to the executive complying with non-compete clauses, non-solicitation clauses and proprietary property clauses in favor of the Corporation. Should the executive breach any of these clauses, then the Corporation can cease any payments due the executive and seek to recover any payments previously made to the executive under the contract.
          The below table is an estimate of payments due the named executive officers in the event a termination event or a change in control occurred on December 31, 2008:

			Involuntary Termination Not For Cause OR Voluntary
			Termination For Good Reason (1)
			Absent a Change of	Following a Change of
		Change of Control	Control	Control
James McSwiggan (6)	Severance	$0	$1,280,944	$1,280,944
President and	Welfare benefits continuation (2)(7)	$0	$44,316	$44,316
Chief Operating Officer	Enhanced SERP benefit (5)	$0	$0	$419,215
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock (4)	$7,276	$0	$7,276
	Potential excise tax gross-up	$0	$0	$234,621
	Total	$7,276	$1,325,260	$1,986,373
Robert Tabas (6)	Severance	$0	$600,650	$600,650
Chairman and	Welfare benefits continuation (2)(7)	$0	$29,782	$29,782
Chief Executive Officer	Enhanced SERP benefit (5)	$0	$0	$297,266
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock (4)	$6,091	$0	$6,091
	Potential excise tax gross-up	$0	$0	$0
	Total	$6,091	$630,433	$933,790
Murray Stempel, III (6)	Severance	$0	$535,196	$535,196
Vice Chairman	Welfare benefits continuation (2)(7)	$0	$29,782	$29,782
	Enhanced SERP benefit (5)	$0	$0	$333,289
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock (4)	$5,105	$0	$5,105
	Potential excise tax gross-up	$0	$0	$0
	Total	$5,105	$564,979	$903,373
Robert Kuehl (6)	Severance	$0	$0	$334,163
Chief Financial Officer	Welfare benefits continuation	$0	$0	$0
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock	$0	$0	$0
	Potential reduction due to application
	of Code Section 280G	$0	$0	$0
	Total	$0	$0	$334,163

(1)	For severance and welfare benefits continuation payment calculation, and time and form of such payments, see “Employment Contracts.”

(2)	Calculated as the present value of $15,144 per year. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3)	All unvested stock options were underwater as of December 31, 2008.

(4)	Upon the executive’s disability, death, or retirement, restricted stock may vest on a pro-rata basis if certain performance goals are satisfied.

(5)	For purposes of calculating each executive’s enhanced SERP benefit, if the executive is terminated involuntarily without Cause or voluntarily for Good Reason following a Change of Control, then the executive will be deemed to have remained employed until the earlier to occur of: (a) the executive’s death; or (b) the executive’s attaining age 60. For details regarding the SERP, including amount of benefit upon termination of employment, see “Retirement Plans.” Each executive would also be entitled to a similar amount upon a termination for disability at any time.

(6)	On February 20, 2009, we sold preferred stock to the Treasury under the Capital Purchase Program. As a result, pursuant to Section 111 of the EESA, we are prohibited from making any payments to our Named Executive Officers and any of our next five most highly compensated employees for a separation from service (except for payments for services performed or benefits accrued) during the period in which any obligation arising from such sale remains outstanding. Accordingly, we are currently prohibited from making many, if not all, of the payments set forth in the above table.

(7)	Each executive, except for Mr. Kuehl, are entitled to medical insurance benefits upon retirement, commencing with the later of the date of retirement or age 60, and continuing until the earlier of the date the executive is eligible for Medicaid or age 65.

          The above payments are estimates only. The actual payments that would be due the named executive officers would be made based on the base salaries, bonuses, benefit costs, stock option acceleration, stock price arising from a change in control and the 280G gross up in existence at the time of the event.
Director Compensation Table
          Based on analysis conducted by the Corporation’s management and the Committee, and focusing on director compensation practices of its peers, especially those peers of similar asset size as the Corporation, fees paid to Board members are as follows:
a)	an annual retainer of $10,000. This retainer is paid quarterly. Should a board member miss three meeting during a calendar year, any unpaid quarterly retainer is forfeited;

b)	a board meeting attendance fee of $1,250 per meeting and independent board members receive an additional $500 per meeting. The board member must be present at the meeting in order to be entitled to receive the fee; and

c)	an annual grant of 1,500 stock options occurred in 2008 (1,750 in 2007 and 1,500 stock options in 2006). The exercise price for the grant is set in the same manner as the Option Plan, detailed above.
          In addition, fees are paid to sub-committees of the board. The Chair of the respective sub-committee may also be paid a fee different from non-Chair sub-committee members. The principal sub-committees of the board are the (i) Executive Loan Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Investment Committee; (v) Nominating and Governance Committee; and (vi) Special Assets Committee. With the exception of the Chair of the Audit Committee and the Chair of the Compensation Committee, each outside director is paid $500 per committee meeting. The Chair of the Audit Committee is paid $750 per meeting, plus a monthly retainer of $625. The Chair of the Compensation Committee, effective November 30, 2007, is paid a monthly retainer of $416.68 per month.
          The following table provides information on payments made to all directors by the Corporation and subsidiaries during 2008:
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2008 Director Compensation

					Change in Pension
					Value and
	Fees Earned		Option	Non-Equity	Nonqualified eferred	All Other
	or Paid in	Stock	Awards ($)	Incentive Plan	Compensation	Comp.	Total
Director name	Cash ($)	Awards ($)	(1)	Compensation ($)	Earnings ($)	($)	($)
Howard Wurzak	$46,500	$—	$3,345	$—	$—	$—	$49,845
Evelyn Tabas	$29,500	$—	$3,345	$—	$—	$—	$32,845
Edward Tepper	$45,750	$—	$3,345	$—	$—	$—	$49,095
Albert Ominsky	$46,250	$—	$3,345	$—	$—	$—	$49,595
Robert Richards,Jr.	$21,417	$—	$3,345	$—	$—	$—	$24,762
Gregory Reardon	$54,250	$—	$3,345	$—	$—	$—	$57,595
Linda Stempel	$35,750	$—	$3,345	$—	$—	$—	$39,095
Anthony Micale	$46,500	$—	$3,345	$—	$—	$—	$49,845
Edward Bradley	$1,250	$—	$—	$—	$—	$—	$1,250
Samuel Goldstein	$32,750	$—	$3,345	$—	$—	$—	$36,095
Carl Cousins	$41,500	$—	$3,345	$—	$—	$—	$44,845
Patrick McCormick (2)	$37,725	$—	$—	$—	$—	$—	$37,725
Mitchell Morgan (3)	$12,250	$—	$—	$—	$—	$—	$12,250
John Decker (4)	$11,500	$—	$—	$—	$—	$—	$11,500

(1)	The amounts presented in this column for the 2008 year represent expense the 2008 compensation expense related to vesting of outstanding stock option grants and may represent expense from grants of stock options in 2008 as well as grants of stock options from earlier years. The grant fair value of stock options granted to Directors on October 7, 2008 was $2.23 per share, for a total grant date fair value of $3,345. The FAS 123(R) assumptions for thos options were: risk free return (3.51% ), dividend yield (0%), volatility (45.18%) and weighted average life (5.5 years).

(2)	Mr. McCormick resigned from the Board of Directors on September 30, 2008

(3)	Mr. Morgan resigned from the Board of Directors on April 16, 2008

(4)	Mr. Decker resigned from the Board of Directors on May 21, 2008
          The stock option awards reflected in the above table were made pursuant to the terms of the LTIP, the features of which as described beginning on page 13. On October 7, 2008, the Committee approved a grant of 1,500 stock options to all outside directors of the Corporation. The options vest 100% on the date that is one year from the grant date. The options expire in 10 years.
          Under the LTIP, the exercise price is at fair market value defined as the closing price on the NASDAQ Stock Market on the date of grant. For the Corporation’s stock, on October 7, 2008 the closing price was $4.50.
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Outstanding Stock Options Held by Directors
          The following table provides information on total outstanding stock options held by outside directors under the Director Plan at February 28, 2009:

	Option Awards
			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised
	Unexercised	Unexercised	Options (#)
	Options (#)	Options (#)	Total
Director name	Exercisable	Unexercisable	Outstanding
Carl Cousins	9,958	1,500	11,458
Samuel Goldstein	1,750	1,500	3,250
Albert Ominsky	13,694	1,500	15,194
Edward Tepper	8,239	1,500	9,739
Anthony Micale	9,958	1,500	11,458
Gregory Reardon	13,694	1,500	15,194
Howard Wurzak	15,783	1,500	17,283
Evelyn Tabas	9,958	1,500	11,458
Robert Richards, Jr.	0	1,500	1,500
Linda Tabas Stempel	6,569	1,500	8,069
Edward Bradley	0	0	0
Compensation Committee Report
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with Management, and, based upon such review and discussion, has recommended to the Board of Directors that disclosure be included in this proxy statement and the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
          Submitted by the Compensation Committee of the Corporation’s Board of Directors:
Gregory T. Reardon, Chairman
Edward Tepper
Carl Cousins
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Audit Committee Report
          The Audit Committee reports to the Board of Directors on its activities and findings. The Board of Directors in accordance with Section 404 of the Sarbanes-Oxley Act has identified Mr. Bradley as the “Audit Committee financial expert.”
          The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. BMC, the Corporation’s independent registered accounting firm for 2008, is responsible for expressing opinions on the conformity of the Corporation’s audited financial statements with generally accepted accounting principles. The members of the committee are not professionals engaged in the practice of accounting or auditing and are not professionals in these fields. The committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal controls over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statement have been prepared in accordance with generally accepted accounting principles. The committee also relies on the opinions of the independent registered accounting firm on the Corporation’s annual financial statements and the effectiveness of internal controls over financial reporting.
          In this context, the committee has reviewed and discussed with management and BMC the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and BMC’s evaluation of the Corporation’s internal control over financial reporting. The Audit Committee reviewed with management the Corporation’s initiatives to remediate material weaknesses in the Corporation’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
The committee has discussed with BMC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The committee has received from BMC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BMC’s communications with the committee concerning independence and has discussed with management and BMC that firm’s independence. The committee has concluded that BMC’s provision of audit and non-audit services to the Corporation and its affiliates are compatible with BMC’s independence.
          Based on the considerations and discussions referred to above, and subject to the limitations on our role and responsibilities described above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in our Annual Report on Form 10-K for 2008. This report is provided by the following independent directors, who comprise the committee:
Edward F. Bradley, Chairman
Samuel Goldstein
Anthony Micale
Edward B. Tepper

          Fees pertaining to services rendered to the Corporation and the Bank by BMC during the year ended December 31, 2008 and for year ended December 31, 2007 were as follows:

	Year Ended December 31,
	2008	2007
Audit fees	$470,731	$376,517
Audit related fees	$29,837	$17,662
Tax fees	$63,979	$57,242
All other fees	$—	$—

Total Fees:	$564,547	$451,421

          Audit Fees include fees billed for professional services rendered for the audit of the annual consolidated financial statement, internal controls, review Form S-8 and fees billed for the review of financial statements, including expenses, included in the Corporation’s Forms 10-K and 10-Q and services that are normally provided by BMC for 2008 and for 2007 in connection with statutory and regulatory filings or engagements.
          Audit Related Fees for 2008 include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial statements and are not reported under the Audit Fees section of the table above. Audit Related Fees are related to audit of the Corporation’s 401(k) Plan and accounting and reporting consultations.
          Tax Fees for 2008 include fees billed for professional services rendered by BMC for tax compliance, tax advice, and tax planning. These services include review and preparation of the Corporation’s federal and state tax returns.
          The Corporation expects to receive an additional invoice from BMC for additional work in 2009 relating to the audit of the consolidated financial statements and review the Form 10-K for the year ended December 31, 2008, which is not reflected in the 2008 audit fees listed above.
          The Audit Committee has considered whether, and determined that, the provision of the non-audit services reflected above is compatible with maintaining BMCs independence.
Beneficial Ownership — Compliance
               Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than 10% of the registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation copies of all Section 16(a) forms they file.
          Based solely on its review of forms received from certain reporting persons, or written representations from reporting persons that no Forms 5 where required for those persons, the Corporation believes that during the period January 1, 2008 through December 31, 2008 its officers and directors were in material compliance with all filing requirements applicable to them with the exception of Form 4’s for Mr. Goldstein and a Form 3 for Mr. Richards due to administrative errors.
Interest of Management and others in certain transactions
     NASDAQ Marketplace Rule 4350(h) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the Board of Directors.
     Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify our Chief Operating Officer. A conflict exists any time one faces a choice between what is in a person’s own personal interest (financial or otherwise) and the interest of the Corporation. Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required
     To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.
     In the ordinary course of business, Royal Bank America and Royal Asian Bank, the Corporation’s two wholly-owned banking subsidiaries, have had, and expect to have in the future, banking transactions with directors, officers of the Bank, principal shareholders of the Corporation and their associates which involve substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with others, and no more than the normal risk of collectability or other unfavorable features.
     The largest aggregate amount of indebtedness to the Corporation and the Banks during the year 2008, by all directors and officers of the Corporation and Bank as a group, and their affiliates, was $4,443,000. The total of such outstanding loans at December 31, 2008, was $4,346,000 (including available funds not disbursed), representing 3.0% of shareholders’ equity in the Corporation. There is one fixed rate loan with an interest rate of 6.25%. There are two floating rate loans based on 90 day LIBOR plus 300 basis points and one floating rate loan based on 30 day LIBOR plus 225 basis points. All other loans have floating interest rates ranging from prime to prime plus 200 basis points.
     The Corporation has had and intends to have business transactions in the ordinary course of business with directors, officers and associates on comparable terms as those prevailing from time to time for other non-affiliated vendors of the Corporation. During 2008, the Corporation used the services of the Hilton Philadelphia Hotel and banquet facilities for Board of Director’s meetings. The Hilton Philadelphia Hotel complex is managed by Howard Wurzak and owned by Stout Road Hotel Development, 50% of which is owned by Evelyn R. Tabas and 50% of which is owned by the Daniel M. Tabas Trust.
     A copy of our Code of Ethics is available on our website at www.royalbankamerica.com under “Regulatory Filings” link located under the “Investor Relations” page and any shareholder may obtain a printed copy of the Code of Ethics by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations at (610) 668-4700. There were no waivers of the provisions of our Code of Ethics for any director, senior financial officer or any other executive officer in 2007 or through the date of this proxy statement during 2008. In the unlikely event that there is a waiver of our Code of Ethics, the waiver will be described on our website at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page.

Shareholder Proposals and Communications
Our 2010 annual meeting with be held on or about May 20, 2010, subject to the right of our Board to change such date based on changed circumstances. Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2010 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Royal Bancshares of Pennsylvania, Inc. at its principal executive offices, 732 Montgomery Avenue, Narberth, Pennsylvania 19072, not later than December 21, 2009. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation’s Bylaws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than 90 days prior to the regular date of the annual meeting of shareholders or not later than 7 days after the date on which notice was given for any other meeting of shareholders called for the election of one or more directors.
     Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Robert R. Tabas, Chairman and CEO, Royal Bank America at 732 Montgomery Avenue, Narberth, PA, 19072, Phone # (610) 668-4700, or by sending an electronic message to Mr. Tabas at rtabas@royalbankamerica.com. Mr. Tabas will submit your correspondence to the Board of Directors or the appropriate committee as applicable.
ITEM NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Under the Audit Committee’s charter, the Committee is responsible for the selection of the Corporation’s independent registered public accounting firm. The Committee also evaluates and monitors the auditors’ qualifications, performance and independence. This evaluation includes a review and evaluation of the lead partner of the independent registered public accounting firm. The Committee also takes into account the opinion of the Corporation’s management. More can be learned about the Committee’s responsibility with the independent registered public accounting firm in the Committee’s charter, which is available on the Corporation’s website at www.royalbankamerica.com under “Investor Relations.”
     The Audit Committee unanimously selected BMC, as the Company’s independent registered public accounting firm for 2009, subject to shareholder ratification.
     Representatives of BMC will be present at the meeting to respond to appropriate questions.
ITEM NO. 3
ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION
     In connection with our participation in Treasury’s TARP Capital Purchase Program, we are required to submit a proposal allowing our shareholders to cast an advisory vote on the compensation paid to our named executive officers pursuant to the policies and programs described in the Compensation Discussion and Analysis and disclosed in the tables and narrative disclosure included in this Proxy Statement.

     As described in the Compensation Discussion and Analysis, our compensation program are designed to establish compensation programs that are competitive in the banking industry, ensure that compensation is based upon certain performance measurements so that pay is aligned with performance, benchmark the Corporation’s performance against peer groups to verify that pay levels versus performance are consistent with pay/performance levels in the banking industry, and align the interests of the Corporation’s management and directorship with interests of the Corporation’s shareholders.
     Item No. 3, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder an opportunity to endorse or not endorse our executive compensation programs and polices through a vote on the following resolution:
“RESOLVED, that the shareholders approve the compensation of executive officers of the Corporation, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).”
     Because your vote is advisory, it will not be binding upon the Board of Directors. The Compensation Committee of the Board of Directors will, however, take into account the results of the vote on this matter when considering future executive compensation programs and arrangements.
     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION.
ITEM NO. 4
OTHER MATTERS
     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the proxy holders’ intent to vote on such matters in accordance with their best judgment.
Annual Report for 2008
     Our Annual Report to the Shareholders for the fiscal year ending December 31, 2008 has been made available online at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page. Our Annual Report is available to shareholders for their information. No part of the Annual Report is incorporated by reference herein.
     Upon request of any shareholder, a copy of our Annual Report Form 10-K for the fiscal year ended December 31, 2008 (filed with the Commission on March 27, 2009), including a list of exhibits thereto, required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, may be obtained, without charge, by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations directly at (610) 668-4700. Each request must be set forth a good faith representing that, as of the record date, the person is making the request was a beneficial owner of our common stock entitled to vote at the meeting.

Householding
     Only one Notice, Annual Report and proxy statement, as the case may be, will be sent to those shareholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address desires to receive a separate Notice, Annual Report or proxy statement in the future, he or she may telephone Investor Relations Department at (610) 668-4700 or write to Investor Relations at Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072. If you are receiving multiple copies of our Notice, Annual Report and proxy statement, please request householding by contacting Investor Relations in the same manner.
BY ORDER OF THE BOARD OF DIRECTORS,
/s/ George McDonough
George McDonough, Secretary

ROYAL BANCSHARES OF PENNSYLVANIA, INC MEETING OF SHAREHOLDERS – MAY 20, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints ROBERT R. TABAS. and GEORGE J. McDONOUGH., any one or more of whom may act, as Proxies, each with full power of substitution, and hereby authorizes any one or more of them to represent and vote, as designated below, all of the shares of Class A Common Stock and all of the shares of Class B Common Stock of Royal Bancshares of Pennsylvania, Inc. held of record by the undersigned on April 1, 2009, at the Annual Meeting of Shareholders to be held on May 20, 2009 at 10:00 a.m., or any postponement or adjournment thereof, as follows:
1.	ELECTION OF DIRECTORS. To elect five Class I Directors to serve a term of three years and until their successors are elected and qualified.
☐ FOR ☐ Withhold ☐ For All Except
Edward F. Bradley Joseph P. Campbell James J. McSwiggan, Jr. Linda Tabas Stempel Howard J. Wurzak
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
2.	To ratify the appointment of Beard Miller Company LLC as Royal Bancshares’ independent registered public accounting firm for the fiscal year ending December 31, 2009, as recommended by the audit committee.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	To approve the advisory (non-binding) resolution on executive compensation.
☐ FOR ☐ AGAINST ☐ ABSTAIN
4.	To transact such other business as may properly come before the Meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” on all proposals.
               This proxy will be voted as directed, but if no instructions are specified, this signed proxy will be voted for the proposition stated. If any other business is presented at such meeting, this proxy will be voted by those named in the proxy in their best judgment.

            Should the undersigned be present and elect to vote at the Meeting, or any adjournments thereof, and after notification to the Secretary of the Board of Directors at the Meeting of the Shareholders’ decision to terminate this proxy, the power of said proxies will be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Board of Directors of his or her decision to terminate this Proxy.
☐         PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.

Dated: , ___.

Please sign exactly as your name appears on this Proxy card, date, and mail this Proxy promptly in the enclosed postage-prepaid envelope. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

YOUR VOTE IS IMPORTANT